Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated September 11, 2013, in this Registration Statement on Form S-1, with respect to the balance sheets of AntriaBio, Inc. and subsidiary (a development stage entity) as of June 30, 2013 and 2012 and the related statements of operations, changes in stockholders deficit, and cash flows for each of the periods then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

EKS&H LLLP

November 13, 2013

Denver, Colorado